EXHIBIT 99.1

INVISION TECHNOLOGIES, INC. SIGNS LETTER OF INTENT WITH
POTENTIAL CONTRACT MANUFACTURING PARTNER

(NEWARK, CA), March 14, 2002 — InVision Technologies, Inc. (Nasdaq:  INVN) said today it has signed a letter of intent with CoorsTek, Inc. (Nasdaq:  CRTK) for CoorsTek to become a contract manufacturing partner to support the expansion of production capacity of InVision’s CTX brand explosives detection systems (EDS). Under the letter of intent, CoorsTek will also manage InVision’s supply chain related to its CTX 2500 and CTX 5500DS systems, whether manufactured by CoorsTek or otherwise.

Under the terms of the letter of intent, the parties will negotiate a definitive agreement under which CoorsTek will perform certain manufacturing and assembly services on a subcontract basis in support of the previously announced order from the Transportation Security Administration (TSA) for InVision models CTX 2500 and CTX 5500DS automated explosives detection systems (EDS).  CoorsTek will manufacture components and assemble the EDS systems in two facilities located less than five miles from InVision’s headquarters.  Personnel training and facility ramp-up have begun, along with steps to establish materials management systems.  Quantity production is expected to begin after these steps are accomplished.  If the parties fail to negotiate a definitive agreement, then InVision will reimburse CoorsTek for costs incurred in connection with this ramp-up.

InVision Technologies develops, manufactures, markets and supports explosive detection systems based on advanced Computed Tomography (CT) technology for civil aviation security.  InVision, through its wholly owned subsidiaries, also develops and commercializes technologies used for other security purposes as well as scanning, optimization and control systems for the forest products industry.

CoorsTek designs and manufactures components, integrated assemblies, and automated systems for the semiconductor capital equipment market and other high technology applications.  Using technical ceramics, precision-machined metals, high-performance engineering plastics and fused quartz, CoorsTek’s engineered solutions enable its customers’ products to overcome technological barriers and improve performance.

Cautionary Statements: The statements made in this press release concerning the manufacture and assembly of systems CoorsTek will perform are forward-looking statements subject to risks and uncertainties.  These forward-looking statements are based upon negotiations and facts available to InVision as of the date of this press release, but the terms of the definitive agreement have not yet been agreed to.  The parties may not be able to reach agreement on the final terms, or if they do then these terms may not be as currently contemplated.  Other risks related to InVision are set forth in InVision’s most recent registration statement on file with the Securities and Exchange Commission under the section entitled “Risk Factors.”

Note to Editors:  CTX, CTX 2500, CTX 5500DS and CTX 9000DSi are trademarks of InVision Technologies, Inc.